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                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

The Partners
HealthCare Properties, L.P.

We consent to incorporation by reference in the registration statement (No. 333-92045) for the 1997 Omnibus Stock and Incentive Plan for Capital Senior Living Corporation, as amended, on Form S-8, of our report dated February 4, 2000, except as to the third paragraph of note 13 which is as of March 1, 2000, relating to the consolidated statements of income, partnership equity, and cash flows of HealthCare Properties, L.P. and subsidiaries for the year ended December 31, 1999, which report appears in the December 31, 2001 annual report on Form 10-K of Capital Senior Living Corporation.

  /s/ KPMG LLP

Dallas, Texas March 27, 2002